Exhibit 3.1
CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
TAKE-TWO INTERACTIVE SOFTWARE, INC.
The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:
FIRST: That at a meeting of the Board of Directors of Take-Two Interactive Software, Inc. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:
RESOLVED, that the Restated Certificate of Incorporation of this corporation be amended by deleting all of the text in Article VI and replacing it with the following in substitution therefor:
Limited Liability of Directors and Officers. To the fullest extent permitted by law as the same exists or as may hereafter be amended, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable. For purposes of this Article VI, “officer” shall have the meaning provided in Section 102(b)(7) of the DGCL, as it presently exists or may hereafter be amended from time to time. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of such director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Neither the amendment nor the repeal of this Article VI shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director or officer of the Corporation existing prior to such amendment or repeal.
SECOND: That thereafter an annual meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.
THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 18th day of September, 2026.
TAKE-TWO INTERACTIVE SOFTWARE, INC.

By: /s/ Matt Breitman_________________
Name: Matt Breitman
Title: SVP & Chief Governance Officer